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                                                                     Exhibit 5.1

                                  April 2, 2003

Cooper Cameron Corporation
1333 West Loop South, Suite 1700
Houston, Texas 77027

         Re:   Registration Statement on Form S-3

Gentlemen:

     I have examined (i) the Amended and Restated Certificate of Incorporation of Cooper Cameron Corporation, a Delaware corporation (the "Company"), (ii) the Second Amended and Restated Bylaws of the Company, (iii) the corporate records of the Company, and (iv) the Form S-3 Registration Statement (the "Registration Statement") relating to the registration with the United States Securities and Exchange Commission under the Securities Act of 1933 covering the offer and sale of 1,006,500 shares of the Company's common stock, par value $.01 per share ("Common Stock") to be sold by the selling shareholder identified in the Registration Statement, and have made such other examinations as I deemed necessary to render the opinion set forth herein; and from such examinations I am of the opinion that the shares of Common Stock have been validly issued and are fully paid and nonassessable shares of Common Stock of the Company.

     I consent to the reference to me under the caption "Legal Matters" in the Company's Form S-3 Registration Statement relating to the Common Stock and to the filing of this opinion as an exhibit to the Registration Statement.


                                        Very truly yours,


                                        /s/  WILLIAM C. LEMMER
                                        ----------------------------------------
                                        William C. Lemmer
                                        Vice President, General Counsel and
                                        Secretary of Cooper Cameron Corporation